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                                                                   Exhibit 2.1


                               AGREEMENT OF MERGER


         THIS AGREEMENT OF MERGER (the "Merger Agreement") is made as of October ___, 1996, by and among UroQuest Corporation, a Florida corporation ("UroQuest") and UroQuest Medical Corporation, a Delaware corporation ("UroQuest Medical").


                                    Recitals

         A. UroQuest is a corporation organized and existing under the laws of the State of Florida.

         B. UroQuest Medical is a corporation organized and existing under the laws of the State of Delaware and is a wholly owned subsidiary of UroQuest.

         C. The respective Boards of Directors of UroQuest and UroQuest Medical deem it advisable and in the best interests of their respective shareholders that UroQuest be merged with and into UroQuest Medical in the manner contemplated herein.

         D. The respective Boards of Directors of UroQuest and UroQuest Medical have adopted resolutions approving this Merger Agreement and have recommended that the merger of UroQuest with and into UroQuest Medical (the "Merger") and this Merger Agreement be approved by the shareholders.


                                    Agreement

         In consideration of the foregoing and mutual covenants and agreements contained herein, the parties hereby agree as follows:


                                    ARTICLE I

         1.01 The Merger. At the Effective Time (as hereinafter defined): (a) UroQuest shall be merged with and into UroQuest Medical, which shall be the surviving corporation of the Merger (the "Surviving Corporation") and (b) the identity and separate existence of UroQuest shall cease and all of the rights, privileges, powers, properties and assets of UroQuest shall be vested in the Surviving Corporation in accordance with the provisions of the Florida Business Corporation Law and Delaware General Corporation Law. The name of the Surviving Corporation shall continue to be UroQuest Medical Corporation.

         1.02 Certificates of Merger. As soon as practicable following the fulfillment or waiver of the condition set forth in Section 4.01 hereof, UroQuest and UroQuest Medical shall cause Certificates of Merger to be executed and filed in accordance
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with the provisions of the Florida Business Corporation Act and Delaware
Business Corporation Law, with the offices of the Secretaries of State of Florida and Delaware. For purposes hereof, the "Effective Time" shall mean the date on which the Certificate of Merger is filed and accepted by the Delaware Secretary of State.


                                   ARTICLE II

         2.01 Certificate of Incorporation. The Certificate of Incorporation of UroQuest Medical as in effect immediately prior to the Effective Time of the Merger, shall thereafter continue in full force and effect as of the Certificate of Incorporation of the Surviving Corporation.

         2.02 Bylaws. The Bylaws of UroQuest Medical, as in effect immediately prior to the Effective Time of the Merger, shall be the Bylaws of the Surviving Corporation.

         2.03 Officers and Directors. The officers of UroQuest at the Effective Time of the Merger shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The directors of UroQuest at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.


                                   ARTICLE III

         3.01 Merger Consideration and Conversion of Shares. At the Effective Time, the shares of stock of UroQuest, by virtue of the Merger and without any action on the part of the holders thereof, automatically shall be converted into shares of UroQuest Medical as follows:

                  (a) Each issued and outstanding share of common stock of UroQuest shall be converted, pursuant to a 1-for-3.5 reverse stock split, into
0.285714286 fully paid and non-assessable shares of common stock of the Surviving Corporation.

                  (b) Each issued and outstanding share of UroQuest Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be converted, pursuant to a 1-for-3.5 reverse stock split, into 0.285714286 fully paid and non-assessable shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively, of the Surviving Corporation.


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         3.02 Fractional Shares. Notwithstanding anything herein to the contrary, no certificate or scrip evidencing fractional shares of the Surviving Corporation shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of the Surviving Corporation. In lieu of any such fractional shares, each holder of shares of the Surviving Corporation shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the fair market value per share of the Surviving Corporation as determined by the Board of Directors of the Surviving Corporation by (ii) the fractional interest of a share of the Surviving Corporation to which such holder would otherwise be entitled.

         3.03 Share Certificates. As soon as practicable after the Effective Time, each former shareholder of record of UroQuest will be sent a letter of transmittal from the Surviving Corporation with instructions for the exchange by holders of UroQuest stock certificates for: (i) a certificate representing the number of shares of the Surviving Corporation stock to which such shareholder is entitled as a result of the Merger; and (ii) any cash payment in lieu of issuing fractional shares. No cash will be paid to any former UroQuest shareholder nor will any certificates for shares of the Surviving Corporation be issued to such shareholder until the letter of transmittal has been properly completed, executed and delivered to the Surviving Corporation together with the certificates for all shares of UroQuest stock owned by such shareholder.

         3.04 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of UroQuest outstanding immediately prior to the Effective Time held by any holder who is entitled to demand, and who properly demands, appraisal for such shares in accordance with the provisions of the Florida Business Corporation Law shall not be converted into the right to receive shares of the Surviving Corporation unless such holder fails to perfect or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time.

         3.05 Cancellation of UroQuest Shares. At the Effective Time, all of the shares of UroQuest Medical issued and outstanding to UroQuest shall automatically be cancelled.

         3.06 Tax Treatment. The Merger is intended to be, and shall be treated as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code.

                                   ARTICLE IV

         4.01 Condition Precedent. Notwithstanding any other provision of this Merger Agreement, the obligation of UroQuest and UroQuest Medical to consummate the transactions contemplated hereby is conditioned upon the approval by votes cast in person, by proxy or by written consent of the holders of UroQuest stock, as follows:

                (a) A majority of the shares of UroQuest's voting and non-voting Common Stock, voting separately;

                (b) A majority of each series of Preferred Stock, voting separately;

                (c) Two-thirds (b) of the Preferred Stock, voting together; and

                (d) Two-thirds (b) of each of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together.

                                   ARTICLE V

         5.01 Amendment or Waiver of Certain Terms Relating to the Preferred Stock. Upon approval of this Merger Agreement by the holders of the outstanding shares of UroQuest's capital stock as set forth in Section 4.01 above, the holders of UroQuest's Preferred Stock shall be deemed to have agreed to the amendment or waiver of the observance of certain provisions of the Articles of Incorporation of UroQuest as follows:

                (i) under Article 3, Part C, Section 2(b), the Merger shall not be deemed a liquidation, dissolution or winding up of UroQuest within the meaning of Article 3, Part C, Section 2;

                (ii) the Merger shall not result in the automatic conversion of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock within the meaning of Article 3, Part C, Section 4(b)(i)(y); and

                (iii) Article 3, Part C, Section 4(I) regarding notice of capital changes is waived.

                                   ARTICLE VI

         6.01 Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

         6.02 Governing Law. This Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the internal

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laws of the State of Delaware without regard to the principles of conflicts of law thereof.

         6.03 Section Headings. The section headings contained in this Merger Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the undersigned parties have executed this Merger Agreement, as of the date first herein written.

                                        UROQUEST CORPORATION

                                        By:_______________________________
ATTEST:                                 Title:____________________________

________________________
Secretary

                                        UROQUEST MEDICAL CORPORATION

                                        By:_______________________________
ATTEST:                                 Title:____________________________

________________________
Secretary




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